UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PIMCO Dynamic Credit Income Fund
(Name of Registrant as Specified in Its Charter)

IRONSIDES PARTNERS OPPORTUNITY MASTER FUND L.P. IRONSIDES PARTNERS OPPORTUNITY MASTER FUND GP LLC IRONSIDES PARTNERS LLC RCK HOLDINGS LLC ROBERT C. KNAPP RICHARD W. COHEN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ironsides Partners Opportunity Master Fund L.P. (“Ironsides Opportunity Fund”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Ironsides Opportunity Fund at the 2015 annual meeting of shareholders (the “Annual Meeting”) of PIMCO Dynamic Credit Income Fund. Ironsides Opportunity Fund has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On April 23, 2015, Ironsides Partners LLC issued the following press release:

Ironsides Partners Issues Open Letter to Shareholders of PIMCO Dynamic Credit Income Fund (PCI)

PIMCO’s Disappointing Results Demand Change!

BOSTON--(BUSINESS WIRE)--Ironsides Partners LLC (“Ironsides”), an investment management firm advising funds holding shares in PIMCO Dynamic Credit Income Fund (NYSE: PCI), today issued the following open letter to PCI shareholders from Robert Knapp, chief investment officer:

April 23, 2015

Dear Fellow PCI Shareholder,

The annual meeting of PIMCO Dynamic Credit Income Fund (“PCI”) to be held on April 30, 2015 is rapidly approaching.  You have received quite a lot of mail from PIMCO and PCI, and likely have also received several phone calls.  Clearly, money is no object when it comes to PIMCO and PCI trying to convince you to maintain the status quo and vote your shares against the qualified, independent candidates nominated by Ironsides, a shareholder like you.  You may have received information from PIMCO suggesting that Ironsides has some underhanded goal in nominating two directors to the PCI board.  We believe PIMCO is trying its best to convince you of a falsehood: that PCI’s mediocre performance is okay and should be accepted.  Please question what PIMCO and PCI are telling you - we believe your (and our) investment in PCI is at risk. Now is the time for you to make a decision to protect your investment. We urge you to vote the GOLD proxy today.

PIMCO is Failing PCI

PIMCO, the manager of PCI, has permitted PCI to trade at a discount to net asset value, or NAV, nearly from inception.  Launched in January 2013, PCI fell from an 8.5% premium to NAV in February 2013 to an 8% discount in June 2013, and the Fund consistently had a significant discount since that time.  PCI’s shares are presently trading at approximately 17% below its $25 IPO price, and, as of March 26, 2015, the discount to NAV was over 10%. This discount represents $2.38 per share of lost value, or in total over $326 million in lost shareholder funds.  Moreover, PCI has underperformed despite aggressive and risky leverage which should have improved returns.

PIMCO Offers Excuses

Despite PCI’s disappointing performance, PIMCO continues to insist in its shareholder calls, mailings and public filings that no action is necessary. PIMCO makes excuses that the discount to NAV is due to “volatile market conditions.” They claim that they will “continue to monitor the discount and only take actions it believes are in the long-term best interests of all shareholders.” This is not a short-term or long-term issue. This is an issue of loss.  As a shareholder today, there is lost value that every shareholder suffers. We believe it is shortsighted and irresponsible of PIMCO to say that no action is required.

PIMCO’s Neglected Fund

While PCI’s shareholders suffer, other funds, including other funds managed by PIMCO, have successfully navigated this same volatility and trade at a premium!  PIMCO has inexplicably permitted PCI to languish at the widest discount of any PIMCO closed-end bond fund, in stark contrast to others that trade at NAV or even at a significant premium to NAV.

PIMCO claims that “PCI’s discount is generally in line with that of peers and the broader closed-end fund market.”  It remains unclear, however, who PCI’s peers really are as PIMCO has never articulated a clear strategy for PCI except “to earn current income.”  PIMCO has failed to provide investors with a stated benchmark, geographic focus, credit quality focus or duration focus for PCI, and has handpicked the Lipper Global Income Category as a comparison, compared to the more relevant peer groups determined by Morningstar or Bloomberg, both of which PCI’s performance would trail. PIMCO has failed PCI as the fund continues to trail its true peers.

Ironsides’ Interests are Aligned with Yours

Shareholders deserve directors with no other ties to PIMCO.  PCI’s incumbent independent nominees serve on the boards of, and are compensated by, 92 PIMCO or PIMCO affiliated funds. PCI’s independent nominees are paid over $200,000/year from PIMCO for their service with PCI and the other funds.

Ironsides’ nominees are truly independent and have no ties to PIMCO.  Ironsides’ nominees’ sole obligation would be to try to increase value for all shareholders.  If elected to the board, Ironsides’ nominees will consider:

•	a share repurchase plan to enhance the NAV per share and narrow the discount
•	a tender offer at NAV
•	other managers or alternative management arrangements

Ironsides is a shareholder just like you and only benefits if the shares perform. Ironsides is committed to the success of its investment in PCI and will continue to be an advocate to maximize value for all shareholders, not just PIMCO as fund manager.

PCI shareholders deserve real change – vote the GOLD proxy today to protect your investment!

Regards,

Robert C. Knapp
Chief Investment Officer
Ironsides Partners LLC

Vote for change – vote the GOLD proxy card in favor of new ideas and fresh perspective

***

If you have any questions or need assistance voting your Shares, please call:

InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840

Shareholders Call Toll-Free at: (877) 972-0090
Banks and Brokers Call Collect at: (203) 972-9300

You may also contact Ironsides via email at
ChangePCI@ironsidespartners.com

Proxy materials are also available at www.icommaterials.com/PCI

Contacts

Proxy voting inquiries:
InvestorCom, Inc.
John Glenn Grau, (203) 972-9300 ext. 11

or

Media:
Gotham Communications, LLC
Bill Douglass, (646) 504-0890
bill@gothamcomm.com